Exhibit 10.12
17 March 2008

Besmer S.A. de C.V.
Francisco Sarabia No. 721 PTE.
Zona Centro
Durango, Durango, Mexico
RE: LETTER OF INTENT
Gentlemen:
The purpose of this Letter of Intent (“Letter”) is to set forth certain non-binding understandings and certain binding commitments between Colorado Goldfields, Inc., (“Acquirer”) and C.P. Victor Salas Gamero, Ing. Victor Salas Martos, and Liliana Salas (“Sellers”) owners of 100% of the capital stock of Besmer, S.A. de C.V. a mineral production company (the “Company”), with respect to a proposed transaction in which Acquirer, or its successors or assigns, will purchase a portion of the capital stock of the Company owned by Sellers. For purposes of this Letter, Sellers, the Company and Acquirer are sometimes collectively referred to as “parties” and individually as a “party.”
The terms of the acquisition will be more particularly set forth in a purchase agreement and one or more definitive agreements (collectively “Definitive Agreements”) to be mutually agreed upon by the parties. This Letter outlines the proposed transaction based on each party’s present understanding of the current condition of the assets and business operations of the Company. In particular, Acquirer understands that the Company owns all of the land, buildings, equipment, rolling stock, and other assets consisting of the facility at the property locations in the States of Zacatecas and Durango and that Sellers collectively own 100% of the outstanding shares of capital stock of the Company. Sellers understand that Acquirer may assign its rights under this Letter.
The following numbered paragraphs 1 — 3 of Part One constitute a general outline of the proposed transaction and important conditions. The provisions shall be included in the Definitive Agreements, but in all instances shall be subject to and contingent upon the parties reaching agreement on the Definitive Agreements and the terms and conditions set forth in the Definitive Agreements. The parties’ expressly state their intention that, unless otherwise indicated, this Letter as a whole, and paragraphs 1 — 4 of Part One in particular, do not and shall not constitute a legal and binding obligation, contract or agreement between any of the parties, are not intended to be an extensive summary of all of the terms and conditions of the proposed acquisition or the Definitive Agreements, and are subject to the approval of Acquirer’s primary lender. The parties do, however, expressly intend that paragraphs 5 – 8 of Part Two of this Letter, upon acceptance by Sellers, and Acquirer, shall constitute the parties’ binding and enforceable agreements with respect to the procedures for negotiation and preparation of the Definitive Agreements.
PART ONE: NONBINDING STATEMENT OF UNDERSTANDING
1. MANAGEMENT AGREEMENT & NON-COMPETE. At closing, Sellers will enter into an agreement to manage the day to day affairs of Besmer, S.A. de C.V. for a mutually agreed upon period. Additionally, at closing, Sellers will execute and enter into a non-compete agreement acceptable to the parties pursuant to which, among other things, Sellers agree that they will not, during the term of the management agreement and for a period of three years following the termination thereof, undertake any activities, directly or indirectly, in competition with the activities of the Company.
2. PREPARATION OF DEFINITIVE AGREEMENTS. The parties will negotiate the terms and begin preparation of the Definitive Agreements that will govern the Acquirer’s proposed acquisition of the Capital Stock. To the extent appropriate for transactions of this type and size, the Definitive Agreements will contain customary representations, warranties, covenants, indemnities and other agreements of the parties, including but not limited to:
(1)	representations and warranties related to each party’s power and authority to enter into the Definitive Agreements and perform its obligations thereunder;

(2)	representation and warranty by Sellers that the accounts receivable plus cash, less accounts payable, of the Company will be equal to or greater than a mutually agreed upon amount on the day prior to closing;

(3)	ownership and title to the Capital Stock (and that such interest will be conveyed free and clear of all encumbrances);

(4)	various representations and warranties concerning the Company and Acquirer such as due organization, good standing, the absence of violation of other agreements and laws, the accuracy of financial information being relied upon, and other matters customary for transactions of this sort;

(5)	indemnities from Sellers in favor of Acquirer against all claims and liabilities with respect to breach of such representations and warranties concerning their ownership interest in the Capital Stock;

(6)	indemnities from Sellers in favor of Acquirer for environmental liability occurring prior to the date of closing and/or caused directly or indirectly by Sellers’ performance or lack of performance under the management agreement contemplated by paragraph 2 above, and an indemnity from Acquirer in favor of Sellers for environmental liability occurring after the date of closing that was not caused directly or indirectly by Sellers’ performance or lack of performance under the management agreement contemplated by paragraph 2 above; and

(7)	indemnities from Acquirer in favor of Sellers against all claims and liabilities with respect to breach of Acquirer’s representations and warranties

The Definitive Agreements are expected to include, without limitation: (1) a purchase and sale agreement to govern Acquirer’s acquisition of the Capital Stock; (2) a promissory note; (3) a management agreement; (4) a non-compete agreement, and (5) any other agreements necessary or desirable in connection with any of the foregoing arrangements or any transaction contemplated herein.
3. CONDITIONS PRECEDENT TO THE CLOSING OF PROPOSED ACQUISITION. The Definitive Agreements shall include customary conditions precedent generally applicable to an acquisition of the nature and size of the transactions contemplated by this Letter, each of which must be satisfied prior to the consummation of the transactions contemplated hereby. In general, the closing of the proposed acquisition and the obligations of each party under the Definitive Agreements will be subject to the satisfaction of the conditions precedent, which shall include but not be limited to:
(a)	Satisfactory Results of Due Diligence. The satisfactory completion of a due diligence investigation and acquisition audit by Acquirer (as provided in paragraph 5) showing that the assets of the Company and any actual or contingent liabilities against those assets, and the prospective business operations by Acquirer of the Company’s business are substantially the same as currently understood by Acquirer as of the date of this Letter (determined without regard to any documents which Sellers or any party may have previously delivered to Acquirer).

(b)	Compliance. Satisfactory determination that the acquisition and prospective business operations by Acquirer of the Company’s business will comply with all applicable laws and regulations, including antitrust and competition laws.

(c)	Consents and Approvals. The approval and consent of the Definitive Agreements by the respective Boards of the Company and Acquirer and the receipt of the consents and approvals from all governmental entities, utility providers, railways, material vendors, lenders, landlords, customers, and other parties which are necessary or appropriate to the acquisition of the Capital Stock and for the prospective business operation by Acquirer, and the receipt of all necessary governmental approvals including the expiration or termination of all required waiting periods.

(d)	Absence of Material Litigation or Adverse Change. There must be no pending or threatened material claims or litigation involving Sellers or the Company, and no material adverse change in the business prospects of Acquirer operating the Company’s business.

(e)	Delivery of Legal Opinions. Customary legal opinions must be delivered, the content of which shall be mutually agreed upon.

(f)	Successful Financing. Acquirer must secure the debt and equity financing necessary to acquire the Capital Stock.

PART TWO: AGREEMENTS OF THE PARTIES REGARDING THE PROCEDURES FOR NEGOTIATION AND PREPARATION OF THE DEFINITIVE AGREEMENTS.
In consideration of the costs to be borne by each party in pursuing the acquisition and sale contemplated by this Letter and in consideration of the mutual undertakings by the parties as to the matters described in this Letter, upon execution of counterparts of this Letter by each party, the following paragraphs 5 through 8 will constitute legally binding and enforceable agreements of the parties regarding the procedures for the negotiation and preparation of the Definitive Agreements.
4. DUE DILIGENCE. From the date of acceptance by the parties of the terms of this Letter, until the negotiations are terminated as provided in paragraph 7 of this Letter, Sellers will give Acquirer and Acquirer’s management personnel, legal counsel, accountants, and technical and financial advisors, full access and opportunity to inspect, investigate and audit the books, records, contracts, and other documents of the Company as they relate to the Company’s business and all of the Company’s assets and liabilities (actual or contingent), including, without limitation, inspecting the Company’s property and conducting additional environmental inspections of property and reviewing financial records, contracts, operating plans, and other business records, for the purposes of evaluating issues related to the operation of the Company’s business. Sellers further agree to provide Acquirer with such additional information as may be reasonably requested pertaining to the Company’s business and assets to the extent reasonably necessary to complete the Definitive Agreements.
5. ACQUISITION OF THE STOCK (75%). According to this Letter, if the Acquirer, during the term of this Letter of Intent (sixty calendar days from the date of signature), after due diligence and inspection done to the Company and no legal impediment or hidden vice, or any kind of material claim or litigation, pending or threatened, the parties will proceed to the signing of the Definitive Agreements, which must comply with all the legal requisites, given that for the transfer of 75% of the Capital Stock from the Company to the Acquirer or any person or company determined, the Acquirer will pay C.P. VICTOR SALAS GAMERO, ING. VICTOR SALAS MARTOS and LIC. LILIANA SALAS MARTOS the sum of US$3,000,000.00 (Three million dollars currency of the United States of America), which will be distributed according to their percentage holding in the Company.
6. The amount indicated above, US$3,000,000.00 (Three million dollars in currency of the United States of America) will be paid by the Acquirer to the Salas Family as per the following schedule:
a)	US$750,000,000 (Seven hundred fifty thousand dollars currency of the United States of America) upon signature of the Definitive Agreements.

b)	The remaining balance, this is US$2,250,000.00 (Two million two hundred fifty thousand dollars currency of the United States of America) paid in 16 (sixteen) equal installments of US$140,625 (One hundred forty thousand six hundred twenty five) each plus a 6% (six) annual interest on the unpaid balance, as follows:

			CAPITAL PLUS	CAPITAL	INTEREST	TOTAL
No.	CAPITAL	INTEREST	INTEREST	PAYMENT	PAYMENT	PAYMENT
1	2,250,000.00	33,750.00	2,283,750.00	140,625.00	33,750.00	174,375.00
2	2,109,375.00	31,640.63	2,141,015.63	140,625.00	31,640.63	172,265.63
3	1,968,750.00	29,531.25	1,998,281.25	140,625.00	29,531.25	170,156.25
4	1,828,125.00	27,421.88	1,855,546.88	140,625.00	27,421.88	168,046.88
5	1,687,500.00	25,312.50	1,712,812.50	140,625.00	25,312.50	165,937.50
6	1,546,875.00	23,203.13	1,570,078.13	140,625.00	23,203.13	163,828.13
7	1,406,250.00	21,093.75	1,427,343.75	140,625.00	21,093.75	161,718.75
8	1,265,625.00	18,984.38	1,284,609.38	140,625.00	18,984.38	159,609.38
9	1,125,000.00	16,875.00	1,141,875.00	140,625.00	16,875.00	157,500.00
10	984,375.00	14,765.63	999,140.63	140,625.00	14,765.63	155,390.63
11	843,750.00	12,656.25	856,406.25	140,625.00	12,656.25	153,281.25
12	703,125.00	10,546.88	713,671.88	140,625.00	10,546.88	151,171.88
13	562,500.00	8,437.50	570,937.50	140,625.00	8,437.50	149,062.50
14	421,875.00	6,328.13	428,203.13	140,625.00	6,328.13	146,953.13
15	281,250.00	4,218.75	285,468.75	140,625.00	4,218.75	144,843.75
16	140,625.00	2,109.38	142,734.38	140,625.00	2,109.38	142,734.38

TOTAL	2,250,000.00	286,875.00	2,536,875.00	2,250,000.00	286,875.00	2,536,875.00
c)	A 2% Net Smelter Return Royalty (NSR) on the products sold or deemed as sold that are extracted from any of the five mining concessions, which up to this date are property of the Company. In the event the Acquirer decides to purchase the royalty rights, it can do so through a payment of US$350,000.00 (three hundred and fifty thousand dollars currency of the United States of America); in addition, the royalty can be partially purchased by the Acquirer as follows: for the royalty rights in “La Zacatecana” and “La Virginia”, US$115,500.00 (one hundred fifteen thousand and five hundred dollars currency of the United States of America), for the royalty rights in “Remedios”, US$105,000.00 (one hundred five thousand dollars currency of the United States of America), for the royalty rights in “El Barreno”, US$105,000.00 (one hundred five thousand dollars currency of the United States of America) and for the royalty rights at “Los Angeles”, US$24,500.00 (twenty four thousand five hundred dollars currency of the United States of America). The option to purchase the royalty, either partially or as a whole, will have a 4 (four) year term. Once this term has expired, if the Acquirer has not exercised its right to purchase the NSR royalty, it will remain permanently for the benefit of the Salas Family.
d)	Each and every one of the above payments will be paid at the Company’s address, indicated at the beginning of this document.

e)	As per the installment payment schedule (b) an annual interest of 6% (six) will be paid. It is understood that if the Acquirer anticipates payment on capital, the corresponding interests will be deducted.
f)	In addition to the payments established above, once the Definitive Agreements are signed, the Acquirer will grant a loan for up to USD$5,000,000.00, subject to individual project economics acceptable to the Acquirer; payable with operating profits generated in the future. The object of this loan is to increase the mining properties, production capacity of the plant and purchase the required machinery and equipment for a total capacity of up to 500 tons per day. The aforementioned loan will be provided by the Acquirer to the Company, free of interest and expenses.
g)	The parties agree that the long and short term liabilities in the Company, amounting a total of USD$479,860.00: Señora Magdalena Blanco US$ 53,645.00, FIFOMI USD$ 157,700.00, BANORTE USD$ 20,030.00 y CHRYSLER USD$ 14,885.00 will remain in the Company to be paid through future production, and regarding the long term liability in favor of VSG for USD$233,600.00 it will be withdrawn from the accounting records of the Company by the Salas Family.
7. PAYMENT OF THE LETTER OF INTENT.- As a consequence of this Letter, the parties agree that the Acquirer will pay C.P. VICTOR SALAS GAMERO the amount of $50,000.00 (fifty thousand dollars currency of the United States of America), which in the event the previsions of paragraph 7 take place, will be deducted from the initial payment (7-a) and this amount will be deposited and/or transferred by the first to C.P. VICTOR SALAS GAMERO at the financial institution denominated “Banco Mercantil del Norte, S.A. Institución de Crédito denominada “Banco Mercantil del Norte”, S.A. Institución de Banca Múltiple Grupo Financiero BANORTE, Sucursal Número 0184, cuenta número 0900312197, ABA 021000018, SWIFT: MENOMXMT, on or before March 19, 2008. In the event that material discrepancies in the financial, legal, regulatory, property titles and environmental aspects or operating conditions of the Company, advised ore grades or other material discrepancies are found, resulting in unsatisfactory result of the due diligence, then the Acquirer shall have the option to terminate this letter of intent and have the initial US$50,000.00 (fifty thousand dollars currency of the United States of America) refunded within 10 days of such notice of termination. The refund is also applicable in the event the Salas Family terminates this Letter before its 60 (sixty) day term. However, if for any other reason the Acquirer does not sign the Definitive Agreements, such sum of money will remain to the benefit of C.P. VICTOR SALAS GAMERO, with no need for a refund to the Acquirer.
8. Either as a separate agreement or as a part of the Definitive Agreements, the Acquirer acknowledges the ineludible commitment to respect and not to modify in the future the 25%

capital shares owned by the Salas Family, under no scheme either by capital investment or liability capitalization, and specifically renounces its majority right to change the share structure on the grand total Capital Stock of 75% and 25% respectively. The funding that the Acquirer provides during the lifespan of the project will be treated solely as loans to the Company. In the event there is a proposal to sale 80% or more of the Capital Stock in the Company and agreed by both parties, the Salas Family will agree to sell their corresponding shares in the same terms and conditions as the Acquirer. In addition, the Salas Family agrees to sell an additional portion of their owned stock to the Acquirer once the sale conditions are set and accepted by both parties.
9. In case the Acquirer chooses to use the services and collaboration of C.P. Victor Salas Gamero and Ing.Victor Salas Martos in the day to day management of the Company, not only in the formalization of the purchase of new mining concessions, but also in the future expansion and strengthening plans, the rights and limitations the Salas should have in exercising their work will be established in writing; in addition, the monthly compensation for these services will be US$8,000.00 (eight thousand dollars currency of the United States of America) and paid by the Company. A one year renewable contract will be signed for the job to be performed. It is understood that the collaboration and support provided to the Company by the Salas and to the Directors of the Acquirer will be those in which their opinion and participation is required and translate into greater benefits for the Company and its shareholders.
10. DISCLAIMER OF LIABILITIES. No party to this Letter shall have any liability to any other party for any liabilities, losses, damages (whether special, incidental or consequential), costs, or expenses incurred by the party in the event the negotiations among the parties are terminated as provided in paragraph 7. Except to the extent otherwise provided in any Definitive Agreement entered into by the parties, each party shall be solely responsible for its own expenses, legal fees and consulting fees related to the negotiations described in this Letter, whether or not any of the transactions contemplated in this Letter are consummated.
11. TERMINATION. Except for the provisions set forth in paragraphs 5 - 14 of this Part Two, each party hereby reaffirms its intention that this Letter as a whole, and paragraphs 1 - 4 in particular, are not intended to constitute, and shall not constitute, a legal and binding obligation, contract or agreement between any of the parties, and are not intended to be relied upon by any party as constituting such. Accordingly, the parties agree that any party to this Letter may unilaterally withdraw from negotiation or dealing at any time for any or no reason at the withdrawing party’s sole discretion by notifying the other party of the withdrawal in writing. If any party withdraws from dealing or negotiation prior to May 11, 2008, or fails to negotiate in good faith, or if each party hereto has not entered into all required Definitive Agreements by May 25, 2008, then any obligation to negotiate and prepare the Definitive Agreements or otherwise deal with any other party to this Letter, and the agreements of the parties set forth in paragraphs 5 - 14 shall immediately terminate. However, the terms of any Definitive Agreements entered into by the parties control over the right to withdraw from dealing or negotiations in this Letter, in that case termination will be effective expressly and immediately, without the need for a resolution by any administrative or judicial authority.
12. ACQUIRER EXCLUSIVE OPPORTUNITY. Sellers agree that neither they nor any of their affiliates will pursue, solicit or discuss any opportunities for any party other than Acquirer to acquire or otherwise control the Capital Stock until this Letter is terminated by Acquirer or mutually by Acquirer and Sellers or any of the events in paragraph 7 do not occur by the dates stated and Sellers notify Acquirer in writing that they are pursuing other buyers for the Capital Stock.
13. PERSONALITY.- Independently of the Definitive Agreements, from this point on the parties reciprocally recognize their personality with which they appear and commit not to contend such personality.
14. COMPETENCE.- The parties, in all matters relating to this Letter, agree to expressly submit to the jurisdiction of the competent courthouses and applicable laws of the city of Durango, Mexico, renouncing to any other jurisdiction that might correspond due to present or future address. This document exists in both English and Spanish versions, and in case of discrepancies, the parts agree that the English version will prevail.
Sincerely,
COLORADO GOLDFIELDS INC.
TODD C. HENNIS
mogul1882@yahoo.com
PRESIDENT
10920 W. ALAMEDA AVE.
SUITE 207
LAKEWOOD, CO 80226
TEL. 303-984-5324
FAX 303-569-0156
INDIVIDUALLY
VICTOR SALAS MARTOS
vicsalas@prodigy.net.mx
FRANCISCO SARABIA No. 721 PTE.
ZONA CENTRO
DURANGO, DGO CP 34000
TEL (618) 811-65-24

FAX (618) 813-56-02
AS LEGAL REPRESENTATIVE FOR C.P. VICTOR SALAS GAMERO
VICTOR SALAS MARTOS
AS LEGAL REPRESENTATIVE FOR C.P. LILIANA SALAS MARTOS
VICTOR SALAS MARTOS